UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                             Riviera Holdings Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    769627100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Andrew J. Perel
                        Cadwalader, Wickersham & Taft LLP
                           One World Financial Center
                            New York, New York 10281
                                 (212) 504-6656
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 August 1, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g),
check the following box |_|.

      Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The Information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Riv, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          418,294
                          -----------------------------------
                    8     SHARED VOTING POWER
NUMBER OF
SHARES                    0
BENEFICIALLY              -----------------------------------
OWNED BY            9     SOLE DISPOSITIVE POWER
EACH
REPORTING                 418,294
PERSON                    -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Luxury Properties, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       MJX Flag Associates, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LMN 134 Family Company LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Flag Leisure Group, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Sillerman Real Estate Ventures, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Robert Sillerman
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Paul Kanavos
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       RH1, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ONIROT Living Trust Dated 6/20/2000
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Brett Torino
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              418,294
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          418,294
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       418,294
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       3.36%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Rivacq LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          627,442
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              0
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    627,442
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF U.S. Hotel Co-Invest Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII U.S. Hotel Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       I-1/I-2 U.S. Holdings, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-A, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Global Opportunity Fund VII-B, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood US Opportunity Fund VII-D-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-1, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Hospitality Fund I-2, L.P.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SOF-VII Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       SCG Hotel Management, L.L.C.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Starwood Capital Group Global, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Connecticut
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,442
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Barry S. Sternlicht
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          123,000
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,442
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    123,000
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,442
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       750,642
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       6.02%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       High Desert Gaming, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          627,441
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              0
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    627,441
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,441
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LAMB Partners
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       WC
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Illinois
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,441
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,441
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,441
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LAMB Investors, Inc.
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,441
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,441
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,441
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       LAMB, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,441
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,441
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,441
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       ISLE Investors, LLC
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       AF
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          75,300
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              0
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    75,300
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          0
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       75,300
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       0.60%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Greg Carlin
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              702,741
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          702,741
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       702,741
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.66%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP NO.:  769627100
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Neil Bluhm
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                             (b)   |X|

--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      SOURCE OF FUNDS

       OO
--------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEM 2(d) or 2(e)                            |_|

--------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                    7     SOLE VOTING POWER

                          0
                          -----------------------------------
NUMBER OF           8     SHARED VOTING POWER
SHARES
BENEFICIALLY              627,441
OWNED BY                  -----------------------------------
EACH                9     SOLE DISPOSITIVE POWER
REPORTING
PERSON                    0
                          -----------------------------------
                    10    SHARED DISPOSITIVE POWER

                          627,441
                          -----------------------------------

11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       627,441
--------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
       CERTAIN SHARES                                         |_|

--------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       5.03%
--------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

      This Amendment No. 5 amends and supplements the statement on Schedule 13D (the "Statement") originally filed with the Securities and Exchange Commission on December 28, 2005, and amended by Amendment No. 1 on March 3, 2006, Amendment No. 2 on March 23, 2006, Amendment No. 3 on April 5, 2006, and Amendment No. 4 on May 18, 2006, by Flag Luxury Riv, LLC; Flag Luxury Properties, LLC; MJX Flag Associates, LLC; Flag Leisure Group, LLC; Sillerman Real Estate Ventures, LLC; Robert Sillerman; Paul Kanavos; RH1, LLC; ONIROT Living Trust dated 6/20/2000; Brett Torino; Rivacq LLC; SOF U.S. Hotel Co-Invest Holdings, L.L.C.; SOF-VII US Hotel Holdings, L.L.C.; I-1/I-2 U.S. Holdings, L.L.C.; Starwood Global Opportunity Fund VII-A, L.P.; Starwood Global Opportunity Fund VII-B, L.P.; Starwood U.S. Opportunity Fund VII-D, L.P.; Starwood U.S. Opportunity Fund VII-D-2, L.P.; Starwood Capital Hospitality Fund I-1, L.P.; Starwood Capital Hospitality Fund I-2, L.P.; SOF-VII Management, L.L.C.; SCG Hotel Management, L.L.C.; Starwood Capital Group Global, LLC; Barry S. Sternlicht; High Desert Gaming, LLC; LAMB Partners; LAMB, LLC; ISLE Investors, LLC; Greg Carlin; Neil Bluhm; with respect to the common stock, par value $0.001 per share, of Riviera Holdings Corp., a Nevada corporation. This Amendment No. 5 is also being filed by LMN 134 Family Company LLC ("LMN134") and LAMB Investors, Inc.("LAMB Investors"). Unless otherwise indicated, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Statement. From and after the date hereof, all references in the Statement to the Statement or terms of similar import shall be deemed to refer to the Statement as amended and supplemented hereby.

      On August 2, 2006, FLR, FLP, MJX, FLG, SREV, LMN134, Robert Sillerman, Paul Kanavos, RH1, ONIROT, Brett Torino, Rivacq, SOF Co-Invest, SOF VII, Hotel Fund, Opportunity Fund VII-A, Opportunity Fund VII-B, Opportunity Fund VII-D, Opportunity Fund VII D-2, Hospitality Fund I-1, Hospitality I-2, SOF VII Management, Hotel Management, SCGG, Barry S. Sternlicht, HDG, LAMB Partners, LAMB, LLC, LAMB Investors, ISLE, Greg Carlin and Neil Bluhm entered into an agreement amending and restating the Amended Joint Filing Agreement dated as of April 5, 2006 (the "Second Amended and Restated Joint Filing Agreement") to, among other things, include LMN134 and LAMB Investors as joint filers. The foregoing and subsequent references to, and descriptions of, the Second Amended and Restated Joint Filing Agreement are qualified in their entirety by reference to the Second Amended and Restated Joint Filing Agreement, the terms of which are incorporated herein by reference to Exhibit 10.9 hereto.

      Neither the fact of this filing nor anything contained herein shall be deemed an admission by the Reporting Persons that they constitute a "group" as such term is used in Section 13(d)(1)(k) of the rules and regulations under the Securities Exchange Act of 1934, as amended.

ITEM 1. SECURITY AND ISSUER

      Response unchanged.

ITEM 2. IDENTITY AND BACKGROUND

      Item 2 is hereby supplemented as follows:

      LMN134, a limited liability company formed under the laws of Delaware, is a partner of MJX. LMN134's business address is 134 East 80th Street, NYC 10021 and its principal business is investing.

      LAMB Investors is a corporation formed under the laws of Delaware with its business address at 900 North Michigan Avenue, Suite 1900, Chicago, IL 60611. LAMB Investors' principal business is the holding of the 0.01% interest in LAMB Partners.

ITEM 3. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

      Response unchanged.

ITEM 4. PURPOSE OF TRANSACTION

      Item 4 is hereby supplemented as follows:

      Pursuant to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of December 22, 2005, among Flag Luxury Riv, LLC, Rivacq LLC, High Desert Gaming LLC (collectively, the "Buyers"), William L. Westerman ("Westerman") and The William L. Westerman 2004 Revocable Family Trust (the "Trust"), the Trust agreed, subject to certain conditions precedent, including the issuance of such approvals or other assurances as the Buyers may deem necessary or desirable from the Nevada gaming authorities and the Colorado gaming authorities, to sell to the Buyers 650,000 shares of Common Stock (the "Second Purchased Shares") and to grant the Buyers an irrevocable option (the "Option") to purchase 441,471 additional shares of Common Stock (the "Option Shares"). The sale of the Second Purchased Shares and the Option Shares was conditioned upon the satisfaction or waiver of certain conditions including the approval for the acquisition of such shares by the Nevada gaming authorities.

      On July 31, 2006, the Nevada State Gaming Control Board advised the Buyers' counsel that the acquisition of the Second Purchased Shares and the Option Shares (collectively, 1,091,471 shares of Common Stock) by the Buyers from Westerman and the Trust would not constitute a change of control requiring prior approval pursuant to Nevada gaming regulations. Accordingly, on August 1, 2006, the Buyers gave notice to Mr. Westerman and the Trust that the closing for the sale and purchase of the Second Purchased Shares will be held on August 4, 2006. The Buyers also notified Mr. Westerman and the Trust that (i) they have elected to exercise their option to purchase all of the Option Shares and (ii) the closing of the purchase and sale of the Option Shares will be held on August 4, 2006.

      The Buyers issued a press release regarding the foregoing on the date hereof. A copy of the press release is filed herewith as Exhibit 10.8 and incorporated herein by reference.

ITEM 5. INTEREST IN SECURITIES OF THE COMPANY

      Item 5 is hereby supplemented as follows:

      Pursuant to the Stock Purchase Agreement, FLR has agreed to acquire 218,294 shares of Common Stock from the Trust. The closing of such acquisition is currently scheduled to be held on August 4, 2006. Accordingly, FLR may be deemed to have beneficial ownership of such shares of Common Stock, which represents approximately 1.76% of the outstanding shares of Common Stock as of August 1, 2006 and which, together with the other shares of Common Stock beneficially owned by FLR, constitutes approximately 3.36% of the outstanding shares of Common Stock as of August 1, 2006. FLP, as a member of FLR with a 100% equity interest in FLR, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. MJX, as a member of FLP with an approximate 36% equity interest in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. FLG, as the managing member of FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. SREV, as a member of FLG with a 50% equity interest in FLG and owner of substantially all of the equity of MJX, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. LMN134, with an ownership interest in MJX and an ultimate interest of approximately 0.61% in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Robert Sillerman, as the sole member of SREV and President of MJX and with an ultimate interest of approximately 36% in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Paul Kanavos, as President of FLR, FLP, and FLG and with an ultimate interest of approximately 36.61% in FLP, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock.

      Pursuant to the Stock Purchase Agreement, RH1 has agreed to acquire 218,294 shares of Common Stock from the Trust. The closing of such acquisition is currently scheduled to be held on August 4, 2006. Accordingly, RH1 may be deemed to have beneficial ownership of such shares of Common Stock, which represents approximately 1.76% of the outstanding shares of Common Stock as of August 1, 2006 and which, together with the other shares of Common Stock beneficially owned by RH1, constitutes approximately 3.36% of the outstanding shares of Common Stock as of August 1, 2006. ONIROT, as the sole member of RH1, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Brett Torino, as the sole Trustee of ONIROT, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock.

      Pursuant to the Stock Purchase Agreement, Rivacq has agreed to acquire 327,442 shares of Common Stock from the Trust. The closing of such acquisition is currently scheduled to be held on August 4, 2006. Accordingly, Rivacq may be deemed to have beneficial ownership of such shares of Common Stock, which represents approximately 2.63% of the outstanding shares of Common Stock as of August 1, 2006 and which, together with the other shares of Common Stock beneficially owned by Rivacq, constitutes approximately 5.03% of the outstanding shares of Common Stock as of August 1, 2006. SOF Co-Invest, as the sole member of Rivacq, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Each of SOF VII and Hotel Fund, as the sole members of SOF Co-Invest, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Each of the Opportunity Funds, as the sole members of SOF VII, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Each of the Hospitality Funds, as the sole members of the Hotel Fund, may be deemed to have beneficial ownership of the foregoing shares of Common Stock. SOF VII Management, as the general partner of each of the Opportunity Funds, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Hotel Management, as the general partner of each of the Hospitality Funds, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. SCGG, as the managing member of SOF VII Management and Hotel Management, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Barry S. Sternlicht, as the Chairman and CEO of SCGG and CEO of SOF VII and Hotel Fund, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Mr. Sternlicht also directly holds 123,200 shares of Common Stock, which, together with the 627,442,000 shares of Common Stock that he may be deemed to own beneficially in his capacity as Chairman and CEO of SCGG and as an executive officer of certain affiliates as described above, constitutes approximately 6.02% of the outstanding shares of Common Stock as of August 1, 2006.

      Pursuant to the Stock Purchase Agreement, HDG has agreed to acquire 327,441 shares of Common Stock from the Trust. The closing of such acquisition is currently scheduled to be held on August 4, 2006. Accordingly, HDG may be deemed to have beneficial ownership of such shares of Common Stock, which represents approximately 2.63% of the outstanding shares of Common Stock as of August 1, 2006 and which, together with the other shares of Common Stock beneficially owned by HDG, constitutes approximately 5.03% of the outstanding shares of Common Stock as of August 1, 2006. LAMB Partners, as a member of HDG with an approximate 74% equity interest in HDG, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. LAMB Investors, as a partner in LAMB Partners, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. LAMB, LLC, as the managing partner and holder of substantially all of the equity of LAMB Partner and as the owner of all the equity interest in LAMB Investors, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Greg Carlin, as a manager of HDG, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock. Neil Bluhm, as a manager of HDG and as managing member of LAMB, LLC, may also be deemed to have beneficial ownership of the foregoing shares of Common Stock.

      Since Greg Carlin is also the manager of ISLE, he may be deemed to have beneficial ownership of the 75,300 shares of Common Stock held by Isle, which, together with the 627,441 shares of Common Stock that he may be deemed to own beneficially in his capacity as a manager of HDG, constitutes approximately 5.66% of the outstanding shares of Common Stock as of August 1, 2006.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS, OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE COMPANY.

      Response unchanged.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS.

      Item 7 is hereby supplemented as follows:

      10.8 Press Release, dated August 2, 2006.
      10.9 Second Amended and Restated Joint Filing Agreement

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    Flag Luxury Riv, LLC

                                    By:    /s/ Paul Kanavos
                                           --------------------------------
                                    Name:  Paul Kanavos
                                    Title: President


                                    Flag Luxury Properties, LLC

                                    By:    /s/ Paul Kanavos
                                           --------------------------------
                                    Name:  Paul Kanavos
                                    Title: President


                                    MJX Flag Associates, LLC

                                    By:    /s/  Robert Sillerman
                                           --------------------------------
                                    Name:  Member
                                    Title: Robert Sillerman


                                    Flag Leisure Group, LLC

                                    By:    /s/  Paul Kanavos
                                           ----------------------------------
                                    Name:  Paul Kanavos
                                    Title: President


                                    Sillerman Real Estate Ventures, LLC

                                    By:    /s/  Robert Sillerman
                                           -----------------------------------
                                    Name:  Robert Sillerman
                                    Title: Member


                                    LMN 134 Family Company LLC

                                    By:    /s/  Robert Sillerman
                                           -----------------------------------
                                    Name:  Robert Sillerman
                                    Title: Member


                                    Robert Sillerman

                                    /s/  Robert Sillerman
                                    ------------------------------------------

                                    Paul Kanavos


                                    /s/  Paul Kanavos
                                    ------------------------------------------


                                    RH1, LLC

                                    By: ONIROT Living Trust dated 06/20/2000
                                        ------------------------------------
                                        Its sole member

                                        By: /s/ Brett Torino
                                            ---------------------
                                        Name:  Brett Torino
                                        Title: Trustee

                                    ONIROT Living Trust dated 06/20/2000

                                    By: /s/ Brett Torino
                                        -------------------------
                                    Name:  Brett Torino
                                    Title: Trustee


                                    Brett Torino

                                    /s/  Brett Torino
                                    -----------------------------


                                   Rivacq LLC

                                   By: SOF U.S. Hotel Co-Invest Holdings, L.L.C.
                                       -----------------------------------------
                                       By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                           -------------------------------------

                                          By:   /s/  Barry S. Sternlicht
                                                --------------------------------
                                          Name:  Barry S. Sternlicht
                                          Title: Chief Executive Officer

                                       By: I-1/I-2 U.S. Holdings, L.L.C.

                                          By:   /s/  Barry S. Sternlicht
                                                --------------------------------
                                          Name:  Barry S. Sternlicht
                                          Title: Chief Executive Officer


                                    SOF U.S. Hotel Co-Invest Holdings, L.L.C.

                                    By: SOF-VII U.S. Hotel Holdings, L.L.C.
                                        ----------------------------------------

                                       By:   /s/  Barry S. Sternlicht
                                           -------------------------------
                                       Name:  Barry S. Sternlicht
                                       Title: Chief Executive Officer

                                By: I-1/I-2 U.S. Holdings, L.L.C.
                                    ----------------------------------------

                                   By:   /s/  Barry S. Sternlicht
                                       -------------------------------
                                   Name: Barry S. Sternlicht
                                   Title: Chief Executive Officer


                                SOF-VII U.S. Hotel Holdings, L.L.C.

                                By:   /s/  Barry S. Sternlicht
                                     ---------------------------------
                                Name:  Barry S. Sternlicht
                                Title: Chief Executive Officer


                                I-1/I-2 U.S. Holdings, L.L.C.

                                By:   /s/  Barry S. Sternlicht
                                     ---------------------------------
                                Name:  Barry S. Sternlicht
                                Title: Chief Executive Officer

                                Starwood Global Opportunity Fund VII-A, L.P.

                                By:  SOF-VII Management, L.L.C.
                                     ---------------------------------
                                     Its general partner

                                     By: Starwood Capital Group Global, L.L.C.
                                         -------------------------------------
                                     Its General manager

                                          By: /s/ Barry S. Sternlicht
                                             ---------------------------
                                          Name: Barry S. Sternlicht
                                          Title: Chief Executive Officer


                                Starwood Global Opportunity Fund VII-B, L.P.

                                By:   SOF-VII Management, L.L.C.
                                     ---------------------------------------
                                Its general partner

                                   By: Starwood Capital Group Global, L.L.C.
                                       -------------------------------------
                                   Its General manager

                                           By: /s/  Barry S. Sternlicht
                                              ------------------------------
                                           Name: Barry S. Sternlicht
                                           Title: Chief Executive Officer

                                Starwood U.S. Opportunity Fund VII-D, L.P.

                                By:  SOF-VII Management, L.L.C.
                                     ----------------------------------------
                                     Its general partner

                                     By: Starwood Capital Group Global, L.L.C.
                                        -------------------------------------
                                        Its General manager

                                       By: /s/  Barry S. Sternlicht
                                           ------------------------
                                       Name:  Barry S. Sternlicht
                                       Title: Chief Executive Officer


                                Starwood U.S. Opportunity Fund VII-D-2, L.P.

                                By:  SOF-VII Management, L.L.C.
                                     -----------------------------
                                     Its general partner

                                     By: Starwood Capital Group Global, L.L.C.
                                         -------------------------------------
                                         Its General manager

                                         By: /s/  Barry S. Sternlicht
                                            ----------------------------------
                                         Name:  Barry S. Sternlicht
                                         Title: Chief Executive Officer


                                Starwood Capital Hospitality Fund I-1, L.P.

                                By:  SCG Hotel Management, L.L.C.
                                     ----------------------------
                                     Its general partner

                                     By: Starwood Capital Group Global, L.L.C.
                                         -------------------------------------
                                     Its General manager

                                           By: /s/  Barry S. Sternlicht
                                               -----------------------------
                                           Name:  Barry S. Sternlicht
                                           Title: Chief Executive Officer


                                Starwood Capital Hospitality Fund I-2, L.P.

                                By:   SCG Hotel Management, L.L.C.
                                      ----------------------------
                                      Its general partner

                                      By: Starwood Capital Group Global, L.L.C.
                                          -------------------------------------
                                      Its General manager

                                           By: /s/  Barry S. Sternlicht
                                              ------------------------------
                                           Name:  Barry S. Sternlicht
                                           Title: Chief Executive Officer

                                SOF-VII Management, L.L.C.

                                By: Starwood Capital Group Global, L.L.C.
                                    ----------------------------------------
                                    Its General manager

                                    By: /s/  Barry S. Sternlicht
                                        ------------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                SCG Hotel Management, L.L.C.

                                By: Starwood Capital Group Global, L.L.C.
                                    ----------------------------------------
                                    Its General manager

                                    By: /s/ Barry S. Sternlicht
                                        ------------------------------------
                                    Name:  Barry S. Sternlicht
                                    Title: Chief Executive Officer


                                Starwood Capital Group Global, LLC

                                By: /s/  Barry S. Sternlicht
                                    ----------------------------------------
                                Name: Barry S. Sternlicht
                                Title: Chief Executive Officer


                                Barry S. Sternlicht

                                /s/  Barry S. Sternlicht
                                ----------------------------------


                                High Desert Gaming, LLC

                                By:  /s/ Greg Carlin
                                    ------------------------------
                                Name: Greg Carlin
                                Title: Manager


                                LAMB Partners

                                By: LAMB, LLC
                                    ------------------------------
                                    Its managing partner

                                    By:   /s/ Neil Bluhm
                                          -------------------------
                                    Name:  Neil Bluhm
                                    Title: Managing Member

                                LAMB Investors, Inc.

                                By: LAMB, LLC
                                    ------------------------------
                                    Its sole owner

                                    By:   /s/  Neil Bluhm
                                          ------------------------
                                    Name:  Neil Bluhm
                                    Title: Managing Member

                                LAMB, LLC

                                By:    /s/  Neil Bluhm
                                       -------------------------------
                                Name:  Neil Bluhm
                                Title: Managing Member


                                ISLE Investors, LLC

                                By:    /s/ Greg Carlin
                                       --------------------------------
                                Name:  Greg Carlin
                                Title: Manager

                                Greg Carlin

                                /s/  Greg Carlin
                                --------------------------------------

                                Neil Bluhm

                                /s/  Neil Bluhm
                                --------------------------------------


Dated: August 2, 2006